Date: December 8, 2017

News Release – Investor Update

Parks! America Reports Record Results for the Fourth Consecutive Year

•Fiscal Year Reported Net Income - $1.26 million

•Fiscal Year Adjusted Net Income - $1.21 million, an increase of $417,333

•Comparable 52-week attendance revenues increase $1.23 million or 25.0%

•Double-digit percentage growth in attendance based net sales in 12 of the last 14 fiscal quarters

PINE MOUNTAIN, Georgia, December 8, 2017 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its fourth quarter and fiscal year ended October 1, 2017.

“We are pleased to announce that our 2017 fiscal year total net sales of $6,238,264 and adjusted net income of $1,211,154 each reflect the fourth consecutive year of record results for our Company”, commented Dale Van Voorhis, Chairman & CEO. “In fact, our 2017 fiscal year saw an acceleration of growth in total net sales and adjusted net income.”

The Company’s 2017 fiscal year ended on October 1, 2017 and was comprised of 52 weeks. The Company’s 2016 fiscal year ended on October 2, 2016 and was comprised of 53 weeks. As such, Park attendance based net sales are discussed on a reported, as well as a comparable 52-week, basis for the year ended October 1, 2017 as compared to the prior year.

Fourth Quarter 2017 Highlights

Reported total net sales for the fiscal quarter ended October 1, 2017 increased by $353,642 or 22.8%, to $1,904,473, primarily driven by higher attendance and higher average revenue per guest. Park attendance based net sales increased by $399,557 or 26.6%, while animal sales decreased by $45,915.

The Company reported net income of $435,699 for the fiscal quarter ended October 1, 2017 compared to $1,247,724 for the fiscal quarter ended October 2, 2016. The fourth quarter of our 2016 fiscal year included a judgment award charge, tax valuation reserve adjustments and a low effective federal income tax rate. On an adjusted basis, net income for the Company’s 2017 fourth quarter increased by $82,287.

2017 Fiscal Year Highlights

The Company’s reported total net sales for its 2017 fiscal year increased by $1,211,829, or 24.1%, to $6,238,264, primarily driven by higher attendance and higher average revenue per guest. Reported Park attendance based net sales increased by $1,199,937 or 24.2%, and animal sales increased $11,892. On a comparable 52-week basis, Park attendance based net sales increased $1,231,686 or 25.0%.

The Company generated income from operations of $2,144,839 for the year ended October 1, 2017 compared to $1,415,978 for the year ended October 2, 2016, resulting in an increase of $728,861, primarily driven by strong attendance sales growth, partially offset by higher operating expenses.

The Company reported net income of $1,260,654 for the year ended October 1, 2017 compared to $1,901,557 for the year ended October 2, 2016. Excluding a one-time legal settlement gain, 2017 fiscal year adjusted net income was $1,211,154. Excluding a judgment award charge and tax valuation reserve adjustments, and normalizing the effective federal income tax rate, fiscal 2016 adjusted net income was $793,821. On an adjusted basis, net income for the Company’s 2017 fiscal year increased $417,333.

“The robust growth in our attendance based net sales, particularly at our Georgia Park, was strong throughout our 2017 fiscal year, exceeding our expectations”, commented Mr. Van Voorhis. “On a comparable week basis, we have achieved double-digit percentage year-over-year growth in attendance based net sales in 12 of the last 14 fiscal quarters. Once again our operations teams have risen to the task, continuing to deliver an outstanding wild animal safari experience to our guests while effectively managing accelerated attendance growth.”

Balance Sheet and Liquidity

The Company had working capital of $3.14 million as of October 1, 2017 compared to working capital of $1.40 million as of October 2, 2016. The year-over-year improvement in working capital is primarily reflective of the strong operating cash flow generated during fiscal 2017.

The Company’s debt to equity ratio was 0.46 to 1.00 as of October 1, 2017, compared to 0.58 to 1.00 as of October 2, 2016.

“Our Georgia Park has driven our significant growth over the past four fiscal years”, noted Mr. Van Voorhis. “We believe we are well situated to continue to capitalize on the strengths of our Georgia Park and the growth in the surrounding area in our 2018 fiscal year and beyond. We also remain committed to improving the operating results of our Missouri Park.”

Contingency Resolution

On April 21, 2017, the Company closed a settlement and release agreement dated March 30, 2017 to settle a lawsuit titled Parks! America, Inc. vs. Eastland, et al., Case No. 09-A-5996 in the Eighth Judicial District of Nevada. This settlement marks another milestone for the Company during our 2017 fiscal year, bringing closure to a multi-year legal matter.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2017, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2017.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Years Ended October 1, 2017 and October 2, 2016

	For the three months ended		For the year ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net sales	$1,904,473	$1,504,916	$6,164,130	$4,964,193
Sale of animals	-	45,915	74,134	62,242
Total net sales	1,904,473	1,550,831	6,238,264	5,026,435

Cost of sales	167,742	152,858	607,987	542,936
Selling, general and administrative	854,766	685,153	3,081,628	2,645,548
Judgment award	-	68,088	-	68,088
Depreciation and amortization	117,715	86,208	386,065	342,008
(Gain) loss on disposal of operating assets, net	18,054	9,254	17,745	11,877
Income from operations	746,196	549,270	2,144,839	1,415,978

Other income (expense), net	4,242	3,350	91,373	9,350
Interest expense	(49,439)	(51,120)	(200,258)	(214,495)
Income before income taxes	700,999	501,500	2,035,954	1,210,833

Income tax provision	265,300	(746,224)	775,300	(690,724)
Net income	$435,699	$1,247,724	$1,260,654	$1,901,557

Income per share - basic and diluted	$0.01	$0.02	$0.02	$0.03

Weighted average shares outstanding (in 000's) - basic and diluted	74,671	74,531	74,645	74,499

PARKS! AMERICA, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET INCOME (1)
For the Three Months and Years Ended October 1, 2017 and October 2, 2016

	For the three months ended		For the year ended
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Net Income	$435,699	$1,247,724	$1,260,654	$1,901,557
Other income - settlement income	-	-	(80,000)	-
Tax impact - settlement income	-	-	30,500	-
Judgment award	-	68,088	-	68,088
Tax impact - judgment award	-	(25,683)	-	(25,683)
Tax valuation reserve adjustment	-	(650,503)	-	(650,503)
Deferred tax benefit	-	(126,621)	-	(126,621)
Adjustment to normalize the tax provision	-	(159,593)	-	(373,017)
Adjusted net income	$435,699	$353,412	$1,211,154	$793,821

(1) Reconciliation of Non-GAAP Disclosure Item - Adjusted Net Income

Adjusted net income excludes income from a legal settlement for the year ended October 1, 2017. For the three months and year ended October 2, 2016, adjusted net income excludes a judgment award charge, one-time tax provision benefits and normalizes the effective income tax rate. Given the one-time nature of these items, management believes excluding them from adjusted net income provides a better indication of year-over-year operating performance.

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of October 1, 2017 and October 2, 2016

	October 1, 2017	October 2, 2016
ASSETS
Cash – unrestricted	$3,204,043	$1,482,777
Cash – restricted	-	456,492
Inventory	157,320	107,573
Prepaid expenses	309,626	87,760
Total current assets	3,670,989	2,134,602

Property and equipment, net	6,464,850	6,432,897
Intangible assets, net	2,200	3,000
Deferred tax asset	160,355	777,124
Other assets	9,199	8,500
Total assets	$10,307,593	$9,356,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$137,717	$24,106
Other current liabilities	281,155	231,392
Accrued judgment award	-	372,416
Current portion of long-term debt, net	111,496	104,652
Total current liabilities	530,368	732,566
Long-term debt, net	2,990,417	3,113,603
Total liabilities	3,520,785	3,846,169

Stockholders’ equity
Common stock;	74,671	74,531
Capital in excess of par	4,825,666	4,809,606
Treasury stock	(3,250)	(3,250)
Retained earnings	1,889,721	629,067
Total stockholders’ equity	6,786,808	5,509,954
Total liabilities and stockholders’ equity	$10,307,593	$9,356,123